Filed Pursuant to

Rule 424(b)(3)

Commission File No. 333-122361

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated November 2, 2005)

$150,000,000

QUICKSILVER RESOURCES INC.

1.875% Convertible Subordinated Debentures Due 2024

and Shares of Common Stock

Issuable upon Conversion of the Debentures

This prospectus supplement supplements the prospectus dated November 2, 2005 of Quicksilver Resources Inc. relating to the private placement issuance on November 1, 2004 of $150,000,000 aggregate principal amount of our 1.875% Convertible Subordinated Debentures due 2024. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The table appearing under the caption “Selling Securityholders” is modified by amending the security holdings of the following selling securityholders previously named:

Name of Selling Security Holder	Principal Amount of Debentures Beneficially Owned that may be Sold	Percent of Debentures Outstanding	Common Stock Registered for Resale(1)	Percentage of Common Stock Outstanding(2)
CNH CA Master Account, L.P.	$29,000,000	19.3%	948,903	1.2%
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	2,500,000	1.7%	81,801	*

*	Less than one percent of the common stock outstanding.

(1)	Consists of shares of common stock issuable upon conversion of the Debentures, assuming a conversion rate of 32.7209 shares of common stock per $1,000 principal amount of the Debentures. This conversion rate will be subject to adjustment as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act using 76,411,651 shares of common stock issued and outstanding on March 31, 2006. In calculating the amount for each individual holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s Debentures. However, we did not assume the conversion of any other holder’s Debentures.

The date of this prospectus supplement is April 13, 2006.